UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2009

Purple Communications, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-29359	22-3693371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

773 San Marin Drive, Suite 2210, Novato, CA 94945

(Address of principal executive offices)

(415) 408-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Today the Company announced the appointment of Mr. David Gomez as the President of Purple Communications, Inc. (the “Company”), pursuant to an employment agreement, dated June 1, 2009 (“Agreement”). The material terms of Mr. Gomez’s Agreement are as follows.

Mr. Gomez will be employed on a full-time basis as the Company’s President and will receive an annual base salary of $275,000. The Compensation Committee may award Mr. Gomez additional cash bonus payments in amounts up to 100% of his base salary on an annual basis.

On May 28, 2009 Mr. Gomez was granted an option to purchase 230,000 shares of the Company’s common stock at an exercise price of $2.37 per share pursuant to the Company’s 2005 Equity Incentive Plan, as amended (the “Plan”). Such option vests in 48 equal monthly installments, commencing on May 14, 2009 and continuing on the fourteenth day of each month thereafter. The Compensation Committee also may make additional option grants or restricted stock awards to Mr. Gomez in its discretion from time to time.

Mr. Gomez’s Employment Agreement provides for his employment by the Company on an “at will” basis, and may be terminated by the Company at any time, subject to its obligation to provide severance benefits under certain circumstances as described below.

If Mr. Gomez is terminated without cause or resigns for good reason (as each such term is defined in the Employment Agreement), he will be entitled to receive enhanced severance, in an amount equal to one year’s base salary, as well as the right to continue in Company health and welfare benefit plans for one year after termination.

In the event of a change of control of the Company (as defined in the Employment Agreement), 25% of Mr. Gomez’s then-unvested stock options shall immediately vest. In addition, after a change of control of the Company, all remaining unvested stock of Mr. Gomez shall immediately vest if Mr. Gomez’s aggregate compensation is substantially diminished.

Mr. Gomez will be reimbursed for up to $5,000 per month of direct, incurred expenses for one or more of the following: (a) corporate housing, (b) rental car or other transportation services, and (c) professional clubs or organization membership. The employment agreement also contains certain confidentiality provisions and requires that the Company maintain standard directors and officers insurance covering Mr. Gomez in the same amount as the Company maintains for other directors and officers.

Mr. Gomez is 54 years old and served as Chief Financial Officer of Celerity, Inc. from December 23, 2004 through January 31, 2008 and as Chief Financial Officer of Celerity Group, Inc. (formerly Kinetics Group, Inc.) from February 7, 2000 through December 22, 2004.

There are no arrangements or understandings between Mr. Gomez and any other persons pursuant to which he was elected to serve on the Board.

A copy of the press release announcing Mr. Gomez’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement dated as of June 1, 2009 between Purple Communications, Inc. and John Gomez

99.1	Press Release dated June 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURPLE COMMUNICATIONS, INC.

Date: June 4, 2009	By:	/s/ Michael J. Pendergast
Michael J. Pendergast
General Counsel & Corporate Secretary